EXHIBIT 1

METABANK PROFIT SHARING 401(k) PLAN

Financial Statements and Schedule

September 30, 2016 and 2015

(With Report of Independent Registered Public Accounting Firm Thereon)

METABANK PROFIT SHARING 401(k) PLAN

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	1

Statements of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4-8

Schedule

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)	9

Report of Independent Registered Public Accounting Firm

The Plan Administrator
MetaBank Profit Sharing 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of the MetaBank Profit Sharing 401(k) Plan (the Plan) as of September 30, 2016 and 2015, and the related statement of changes in net assets available for benefits for the year ended September 30, 2016. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of September 30, 2016 and 2015, and the changes in net assets available for benefits for the year ended September 30, 2016 in conformity with U.S. generally accepted accounting principles.

The supplemental information contained in the accompanying Schedule H, Line 4i ‑ Schedule of Assets (Held at End of Year) as of September 30, 2016 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s 2016 financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but includes supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information contained in the accompanying Schedule H, Line 4i ‑ Schedule of Assets (Held at End of Year) as of September 30, 2016 is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/KPMG LLP

Des Moines, Iowa
March 29, 2017

METABANK PROFIT SHARING 401(k) PLAN
Statements of Net Assets Available for Benefits
September 30, 2016 and 2015

	2016	2015
Assets:
Investments, at fair value	$22,874,188	19,196,759
Investments, at contract value	1,815,978	1,511,190
Total investments	24,690,166	20,707,949
Receivables:
Employer contributions	1,263,104	1,089,332
Notes receivable from participants	12,508	17,369
Total receivables	1,275,612	1,106,701
Net assets available for benefits	$25,965,778	21,814,650

See accompanying notes to financial statements.

2

METABANK PROFIT SHARING 401(k) PLAN
Statement of Changes in Net Assets Available for Benefits
Year ended September 30, 2016

Additions to net assets attributed to:
Investments:
Interest and dividends	$184,013
Net appreciation in fair value of investments	2,228,985
Net change in investments	2,412,998

Interest on notes receivable from participants	789

Contributions:
Participants	2,126,130
Employer	1,263,104
Rollovers	625,161
Total contributions	4,014,395
Deductions from net assets attributed to:
Benefits paid to participants and beneficiaries	2,273,831
Administrative expenses	3,223
Total deductions	2,277,054
Net increase in net assets available for benefits	4,151,128

Net assets available for benefits:
Beginning of year	21,814,650
End of year	$25,965,778

See accompanying notes to financial statements.

3

METABANK PROFIT SHARING 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

(1)	Description of the Plan

The following description of the MetaBank Profit Sharing 401(k) Plan (the Plan or Plan Document) provides only general information. Participants should refer to the Plan Document for a more complete description of the Plan’s provisions.

(a)	General and Eligibility

The Plan is a defined contribution plan covering all full‑time employees of MetaBank (a wholly owned subsidiary of Meta Financial Group, Inc. (the Company or Plan Sponsor or Plan Administrator), referred to herein as the Bank, who have at least one year of service (profit‑sharing), three months of service (elective deferrals and match) and are age 21 or older. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

(b)	Record Keeper and Custodian

Effective December 1, 2012, Principal Life Insurance Company had been designated as record‑keeper and Principal Trust Company as custodian and trustee of the Plan (collectively, Principal).

(c)	Contributions

The Plan is funded by employee and employer contributions. Participating employees may contribute a percentage of their wages up to the maximum percentage allowable not to exceed the limits of Code Section 401(k), 402(g), 404, and 415. Annual employee contributions were limited to $18,000 per person in 2016 and $18,000 per person in 2015, as indexed by the Internal Revenue Service (IRS), except for those employees eligible for catch up contributions. The Plan also places certain restrictions on contributions from those employees defined as highly compensated.

The employer may, in its sole discretion, make discretionary contributions to the Plan each year. A contribution of 4% of eligible compensation was also approved related to fiscal year 2015 to be paid in fiscal year 2016. A contribution of 4% of eligible compensation was also approved related to fiscal year 2016 to be paid in fiscal year 2017.

Participants direct the investment of their contributions and any employer contributions into various investment options offered by the Plan. Participants may direct contributions into balanced / asset allocation accounts, a guaranteed investment account, and various mutual fund accounts. Additionally, participants may use a portion of their account balance to invest in Company common stock.

During the year ended September 30, 2016, the Plan allowed participants to contribute to an after-tax Roth 401(k) account. Total contributions to the after tax Roth 401(k) account were $205,125 for the year ended September 30, 2016. The Plan collects and distributes funds in the after tax Roth 401(k) accounts in the same manner as for all other contributions to the Plan.

METABANK PROFIT SHARING 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

(d)	Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of (a) the Bank’s contribution, if any, and (b) investment fund earnings (losses), and charged with an allocation of administrative expenses. Investment income and administrative expenses are allocated based on participant account value. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account. Participants are allowed to direct the investment of their contributions among the investment options offered by the Plan. Participants may change investment options at any time.

(e)	Voting Rights

Each participant is entitled to exercise voting rights attributable to the shares allocated to his or her account and is notified by the Bank on behalf of the Trustees for the Plan prior to the time that such rights are to be exercised. The Trustees are not permitted to vote any allocated share for which instructions have not been given by a participant.

(f)	Vesting

Participants are immediately vested in their voluntary contributions and in the Bank’s discretionary contributions, plus actual earnings thereon. There are no forfeitures within the Plan.

(g)	Payment of Benefits

On termination of service due to retirement, death, or disability, a participant may elect to receive either a lump sum cash payment equal to the value of the participant’s account or monthly, quarterly, semiannual, or annual installment payments.

In all instances, if the vested value of a participant’s account is less than $1,000, a lump sum cash payment will be made.

(h)	Notes Receivable from Participants

The Plan does not provide for participant loans. In December 2014, the Plan Sponsor acquired AFS/IBEX Financial Services Inc. In conjunction with the acquisition, the participants were allowed to rollover their 401(k) investments and associated loans for payoff into the Plan. The AFS/IBEX acquisition resulted in $12,508 in outstanding loans for the year ended September 30, 2016. Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. As of September 30, 2016, rates on outstanding loans were 5.25% and outstanding loans were scheduled to mature on dates through July 2019. Principal and interest is paid ratably through payroll deductions.

(i)	Rollover Contributions

An aggregate of $625,161 was rolled into the Plan during the year ended September 30, 2016, and is included in rollovers on the statement of changes in net assets available for benefits. The rollover contributions in the statement of changes in net assets available for benefits are considered to be normal rollover activity during the year.

METABANK PROFIT SHARING 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP).

(b)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

(c)	Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Interest bearing cash and money market accounts are reported at fair value determined to be equal to cost. Shares of mutual funds are reported at fair value based on the quoted market price of the fund, which represents the net asset value of the shares held by the fund at year end. The investment in the common stock of the Company is reported at fair value based on quoted market price.  The guaranteed investment contract is reported at contract value, which represents purchases and sales during the year with realized and unrealized gains.

Purchases and sales of securities are recorded on a trade date basis. Interest is recorded on the accrual basis. Dividends are recorded on the ex dividend date.

(d)	Payment of Benefits

Benefit payments to participants are recorded upon distribution. As of September 30, 2016, there were no amounts allocated to accounts of participants who had elected to withdraw from the Plan but had not yet been paid.

(e)	Adoption of ASU No. 2015-12, Plan Accounting

The Plan adopted Auditing Standards Update (ASU) 2015-12, Plan Accounting, during the year ended September 30, 2015. This ASU reduces complexity in employee benefit plan financial reporting and disclosure requirements. Upon adoption of this ASU, plans were no longer required to: measure fully benefit responsive investment contracts at fair value, disaggregate investments by nature, risks and characteristics, and disclose individual investments that represent five percent or more of net assets available for benefits or disclose net appreciation or depreciation for investments by general type. This ASU is effective for annual and interim periods beginning after December 15, 2015 with early adoption permitted.

(f)	Other Items

As of September 30, 2015, certain adjustments have been made to correctly classify investments, at fair value, and investments, at contract value, on the statement of net assets available for benefits and to remove investments, at contract value, from the ASC 820 Fair Value Measurements disclosures. These adjustments were a result of the correction of an immaterial error in the prior year that did not affect valuation of the investments.

METABANK PROFIT SHARING 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

In addition, during the year, management re-evaluated the Plan’s collective investment trust investments as to whether a readily determinable fair value existed in the prior year. Based upon the re-evaluation certain accounting policies and net asset value (NAV) disclosures were revised to indicate such investments being valued at NAV rather than NAV as a practical expedient.

(3)	Administrative Expenses

Certain administrative functions are performed by officers or employees of the Bank. No such officer or employee receives compensation from the Plan. Certain other administrative expenses are paid directly by the Plan.

(4)	Investments

During the year ended September 30, 2016, the Plan’s investments in mutual funds and Company common stock (including investments bought, sold, and held during the year) appreciated in fair value by $1,222,983 and by $250,686, respectively.

The Plan owned 13,341 shares of Company common stock at September 30, 2016 and 13,193 shares at September 30, 2015. The Plan purchased 148 shares of Company common stock during the year ended September 30, 2016. The Plan did not sell or distribute any shares of Company common stock during the same period. The Plan received $6,891 in dividend income on the Company common stock during the year ended September 30, 2016.

(5)	Fixed Income Guaranteed Option

The Plan has a fully benefit responsive guaranteed investment contract (GIC) with Principal Life Insurance Company. Principal Life Insurance Company maintains the contributions in a general account. The GIC does not have specific underlying assets assigned. The GIC issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

The GIC is included in the financial statements at contract value which approximates fair value. Contract value, as reported to the Plan by Principal Life Insurance Company, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. The GIC does have a surrender charge of 5% that may be charged if the Plan terminates its interest in the GIC.

Certain events limit the ability of the Plan to transact at contract value with the issuer. Such events include the following: (1) amendments to the Plan Document (including complete or partial plan termination or merger with another plan), (2) changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions, (3) bankruptcy of the Plan Sponsor or other Plan Sponsor events (for example, divestitures or spin offs of a subsidiary) that cause a significant withdrawal from the Plan, or (4) the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan Administrator does not believe that the occurrence of any such value event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

There are no reserves against contract value for credit risk of the contract issuer or otherwise. The crediting interest rate is based on a formula agreed upon with the issuer, but it may not be greater than 3% or less than 1%. Such interest rate is reviewed on a semi annual basis for resetting. The Plan began holding these investments on December 5, 2012.

METABANK PROFIT SHARING 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

(6)	Fair Value Measurements

Accounting Standards Codification (ASC) 820, Fair Value Measurement, defines fair value, establishes a framework for measuring the fair value of assets and liabilities using a hierarchy system and requires disclosures about fair value measurement. It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts.

ASC Topic 820 requires that assets and liabilities carried at fair value also be classified and disclosed according to the process for determining fair value. There are three levels of determining fair value. These levels are:

Level 1:	Valuation is based upon quoted prices for identical instruments traded in active markets that the Plan Administrator has the ability to access at measurement date.

Level 2:
Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model based valuation techniques for which significant assumptions are observable in the market.

Level 3:
Valuation is generated from model based techniques that use significant assumptions not observable in the market and are used only to the extent that observable inputs are not available. These unobservable assumptions reflect the Plan Administrator’s own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, a financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial statements.

The following is a description of the valuation methods used for assets measured at fair value:

Mutual Funds/Common Stock: The fair values of the mutual funds and common stock are based on quoted market prices when available.

Mutual Funds Health Sciences: The fair values of the mutual funds for health sciences are based on quoted market prices when available.

Self directed brokerage accounts: The fair values of the mutual funds, stocks and bonds within the self directed brokerage accounts are based on quoted market prices when available.

Collective Investment Trust: Valued at NAV per unit held by the Plan at year end as quoted by the funds. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. Participant transactions may occur daily.

METABANK PROFIT SHARING 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

The fair value of the Plan’s assets at September 30, 2016 and 2015, by level within the fair value hierarchy, is presented as follows:

	Assets at Fair Value at September 30, 2016
	(Level 1)	(Level 2)	(Level 3)	Total
Collective Investment Trust:
Balanced/Asset Allocation	$—	7,228,871	—	7,228,871
Employer Security:
Employer Security	808,627	—	—	808,627
Mutual Funds:
Fixed Income	1,727,391	—	—	1,727,391
International Equity	1,835,955	—	—	1,835,955
Large U.S. Equity	4,704,772	—	—	4,704,772
Health Sciences	1,388,075	—	—	1,388,075
Other	47,454	—	—	47,454
Small/Mid U.S. Equity	5,133,043	—	—	5,133,043
	$15,645,317	7,228,871	—	22,874,188

	Assets at Fair Value at September 30, 2015
	(Level 1)	(Level 2)	(Level 3)	Total
Collective Investment Trust:
Balanced/Asset Allocation	$—	5,291,379	—	5,291,379
Employer Security:
Employer Security	551,050	—	—	551,050
Mutual Funds:
Fixed Income	1,704,978	—	—	1,704,978
International Equity	1,385,740	—	—	1,385,740
Large U.S. Equity	4,171,448	—	—	4,171,448
Health Sciences	1,467,554	—	—	1,467,554
Other	13,956	—	—	13,956
Small/Mid U.S. Equity	4,610,654	—	—	4,610,654
	$13,905,380	5,291,379	—	19,196,759

There were no transfers between levels of the fair value hierarchy during the years ended September 30, 2016 and 2015.

(7)	Plan Termination

Although it has not expressed any intent to do so, the Bank has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

METABANK PROFIT SHARING 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

(8)	Tax Status

The Plan obtained its latest determination letter on March 31, 2008, in which the IRS states that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan Administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC. GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan Administrator has analyzed the tax positions taken by the Plan, and has concluded that as of September 30, 2016 and 2015, there were no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2010.

(9)	Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across the participant directed fund elections. Additionally, the investments within each participant directed fund election are further diversified into varied financial instruments. Investment decisions are made, and the resulting risks are borne, exclusively by the Plan participant who made such decisions.

The Plan invests directly or indirectly in investments with contractual cash flows, such as asset backed securities, collateralized mortgage obligations, and commercial mortgage backed securities. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies, or defaults, or both, and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.

(10)	Related-Party Transactions

Transactions resulting in Plan assets being transferred to or used by a related party are prohibited under ERISA unless a specific exemption is applied. Principal is a party in interest as defined by ERISA as a result of being the record keeper and custodian of the Plan. The Plan incurred administrative and trustee/custodian expenses of approximately $3,223 to Principal in 2016. The Company is a party in interest as defined by ERISA as a result of being the Plan Sponsor. The Plan engages in transactions involving the acquisition or disposition of common stock of the Company. All of the above transactions are exempt from the “prohibited transactions” provisions of ERISA and the IRC.

(11)	Subsequent Events

The Plan has evaluated subsequent events through the date the financial statements were issued, to ensure that the financial statements include appropriate disclosure or recognition of events that occurred subsequent to September 30, 2016.

Schedule H

METABANK PROFIT SHARING 401(k) PLAN
Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
9/30/2016

(a)	(b) Identity of issuer, borrower, lessor, or similar party	(c) Description of investment	(d) Cost	(e) Current value
	The American Funds	Mutual Funds – International Equity	**	$370,640
	Delaware Investments	Mutual Funds – Small / Mid U. S. Equity	**	215,229
	JP Morgan Funds	Mutual Funds – Small / Mid U. S. Equity	**	863,030
	Lord Abbett	Mutual Funds – Small / Mid U. S. Equity	**	609,560
*	Meta Financial Group, Inc.	Employer Security, 13,341 shares	**	808,627
	MFS Investment Management	Mutual Funds – International Equity	**	989,203
	Oppenheimer	Mutual Funds – International Equity	**	476,112
	Oppenheimer	Mutual Funds – Other	**	47,454
	Pimco Funds	Mutual Funds – Fixed Income	**	215,518
	Pimco Funds	Mutual Funds – Fixed Income	**	5,026
*	Principal Funds Inc (Real Estate Sec R4 Fund)	Mutual Funds – Small / Mid U. S. Equity	**	645,358
*	Principal Funds Inc (Equity Income R4 Fund)	Mutual Funds – Large U. S. Equity	**	1,429,096
*	Principal Funds Inc (Income R4 Fund)	Mutual Funds – Fixed Income	**	1,506,847
*	Principal Funds Inc (Lgcap Growth I R4 Fund)	Mutual Funds – Large U. S. Equity	**	2,008,121
*	Principal Funds Inc (Lgcap S&P 500 Idx R4 Fund)	Mutual Funds – Large U. S. Equity	**	1,267,555
*	Principal Funds Inc (Midcap R4 Fund)	Mutual Funds – Small / Mid U. S. Equity	**	1,259,620
*	Principal Funds Inc (Midcap S&P 400 Idx R4 Fund)	Mutual Funds – Small / Mid U. S. Equity	**	593,737
*	Principal Funds Inc (Smcap S&P 600 Idx R4 Fund)	Mutual Funds – Small / Mid U. S. Equity	**	946,509
*	Principal Life Insurance Company	Guaranteed Investment Contract	**	1,815,978
*	Principal Trust Company (Income Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	**	9,021
*	Principal Trust Company (Target 2010 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	**	115,304
*	Principal Trust Company (Target 2015 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	**	115,162
*	Principal Trust Company (Target 2020 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	**	787,453
*	Principal Trust Company (Target 2025 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	**	1,907,370
*	Principal Trust Company (Target 2030 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	**	504,032
*	Principal Trust Company (Target 2035 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	**	1,782,554
*	Principal Trust Company (Target 2040 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	**	557,055
*	Principal Trust Company (Target 2045 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	**	840,079
*	Principal Trust Company (Target 2050 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	**	438,184
*	Principal Trust Company (Target 2055 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	**	166,861
*	Principal Trust Company (Target 2060 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	**	5,796
	T. Rowe Price Funds	Mutual Funds – Health Sciences	**	1,388,075
	Total investments			24,690,166
*	Notes receivable from participants, 5.25%, due through July 2019		**	12,508
				$24,702,674

*	Party-in-interest.
**	Cost information is not required for participant-directed investments, and, therefore is not included.

See accompanying report of independent registered public accounting firm